Exhibit 99.2
Abercrombie & Fitch
June 2008 Sales Release
Call Script
This is Brian Logan, Vice President of Investor Relations and Controller of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended July 5, 2008.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended July 5, 2008, were $309.7 million compared to $293.2 million for the five-week period ended July 7, 2007. Total Company direct-to-consumer net sales increased to $20.3 million for the five-week period ended July 5, 2008, a 21% increase over sales for the five-week period ended July 7, 2007. June comparable store sales decreased 3%.
By brand, Abercrombie & Fitch comparable store sales increased 3%. Men’s comps increased by a low teen; women’s comps decreased by a mid single digit. Transactions per store per week decreased 6% to last year; average transaction value increased 11%.

Abercrombie & Fitch
June 2008 Sales Release
Call Script
In the kids business, abercrombie, comparable store sales decreased 8%. Boys comps were up by a low single digit; girls comps were down by a low double digit. Transactions per store decreased 15%; average transaction value increased 8%.
Hollister comparable store sales decreased 8%. Dudes comps increased by a mid single digit; Bettys comps decreased by a low teen. Transactions per store decreased 13%; average transaction value increased 4%.
RUEHL comparable store sales decreased 18%. Men’s comps were down a mid single digit; women’s comps were down by low thirties. Transactions per store decreased 32%; average transaction value increased 5%.
From a merchandise classification standpoint across all brands, strongest performing masculine categories included, knits, fragrance, shorts and jeans, while graphic tees and swim were weakest. In the feminine businesses, jeans and swimwear were strongest; while graphic tees and knit tops were weakest.

Abercrombie & Fitch
June 2008 Sales Release
Call Script
Comps continue to be strongest in US-based “tourist” stores and international stores; while mall based comps were strongest in the Southwest and weakest in the West and Midwest.
We will announce July sales on Thursday, August 7, 2008.
Thank You.

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